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                     TruServ Corporation
      Variable Denomination Floating Rate Demand Notes

            Supplement No.11 Dated September 11, 1998
                             to
 Prospectus Dated May 27, 1998, as heretofore supplemented


  The current interest rate payable on the Company's
Variable Denomination Floating Rate Demand Notes is 5.09%.